Joint Filer Information

Names:	Electrum Strategic Opportunities Fund L.P.

Address:	Electrum Strategic Opportunities Fund L.P. c/o The Electrum Group LLC 700 Madison Ave., 5th Floor New York, New York 10065

Designated Filer:	ESOF GP Ltd.

Issuer and Ticker Symbol:	NovaCopper Inc. [NCQ]

Date of Event Requiring Statement:	December 31, 2015

The undersigned, Electrum Strategic Opportunities Fund L.P.,  is jointly filing the attached Initial Statement of Beneficial Ownership of Securities on Form 3 with ESOF GP Ltd. with respect to the beneficial ownership of securities of NovaCopper Inc.

Signatures:

ELECTRUM STRATEGIC OPPORTUNITIES FUND L.P. By: Electrum Strategic Opportunities Fund GP L.P., its General Partner By: ESOF GP Ltd., its General Partner

By:	/s/ Michael H. Williams
Name: Michael H. Williams
Title: Director